Exhibit 11.(a)

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

                  CALCULATION OF PRIMARY EARNINGS PER SHARE

            For the years ended December 31, 1993, 1992 and 1991

     ITEM                                               1993          1992           1991

Weighted average number of common shares
 outstanding . . . . . . . . . . . . . . . . .       9,634,622     6,442,065       6,415,032

Income from continuing operations. . . . . . .    $    214,000   $ 9,995,000     $12,805,000
Loss on disposal of discontinued operation,
 net of tax  . . . . . . . . . . . . . . . . .               -             -      (1,518,000)
Extraordinary losses from early
 extinguishment of debt. . . . . . . . . . . .      (4,182,000)            -               -
Cumulative effect of change in accounting
 for postretirement benefits other than
 pensions and other postemployment
 benefits. . . . . . . . . . . . . . . . . . .     (27,200,000)            -               -
Cumulative effect of change in accounting
 for income taxes. . . . . . . . . . . . . . .               -     3,016,000               -

   Net income (loss) . . . . . . . . . . . . .    $(31,168,000)  $13,011,000     $11,287,000

Primary earnings per share:
 Income from continuing operations . . . . . .          $  .02         $1.55           $2.00
 Loss on disposal of discontinued operation. .               -             -            (.24)
 Extraordinary losses from early
  extinguishment of debt . . . . . . . . . . .            (.43)            -               -
 Cumulative effect of change in accounting
  for postretirement benefits other than
  pensions and other postemployment
  benefits . . . . . . . . . . . . . . . . . .           (2.82)            -               -
 Cumulative effect of change in accounting
  for income taxes . . . . . . . . . . . . . .               -           .47               -

   Net income (loss) . . . . . . . . . . . . .          $(3.23)        $2.02           $1.76

/TABLE
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